                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
           AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                (IN THOUSANDS)


                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                               ------------------------
                                                  1999           1998       1998        1997      1996       1995       1994
                                               ---------      ---------  ---------   ---------  ---------  ---------  ---------

EARNINGS
   Pretax income (loss) from continuing
   operations (1)                              $  (1,246)     $  30,116  $(187,563)  $ 258,640  $ 200,195  $  33,143  $  66,234
   Add: Fixed charges excluding capitalized
   interest                                       20,942         21,416     78,728      78,531     68,091     77,220     39,008
                                               ---------      ---------  ---------   ---------  ---------  ---------  ---------

   Adjusted Earnings                           $  19,696      $  51,532  $(108,835)  $ 337,171  $ 268,286  $ 110,363  $ 105,242
                                               =========      =========  =========   =========  =========  =========  =========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized
   interest (2)                                $  31,448      $  30,144  $ 119,703   $ 105,148  $  89,829  $  88,057  $  37,838
   Amortization of debt expense                    1,114          1,262      4,496       6,438      5,118      4,665      3,987
   Interest component of lease rental
   expenditures (3)                                1,296            860      3,808       3,438      3,856      3,539      3,217
                                               ---------      ---------  ---------   ---------  ---------  ---------  ---------

   Fixed charges                                  33,858         32,266    128,007     115,024     98,803     96,261     45,042
                                               ---------      ---------  ---------   ---------  ---------  ---------  ---------

   Preferred stock requirements (4)                2,419             --      2,905          --         --         --         --
                                               ---------      ---------  ---------   ---------  ---------  ---------  ---------

   Combined fixed charges and preferred
   stock dividends                             $  36,277      $  32,266  $ 130,912   $ 115,024  $  98,803  $  96,261  $  45,042
                                               =========      =========  =========   =========  =========  =========  =========

Ratio of earnings to fixed charges                    --(5)        1.60       - (6)       2.93       2.72       1.15       2.34
                                               =========      =========  =========   =========  =========  =========  =========

Ratio of earnings to combined fixed charges
  and preferred stock dividends                       --(5)        1.60       - (6)       2.93       2.72       1.15       2.34
                                               =========      =========  =========   =========  =========  =========  =========

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(1)      Undistributed income of less-than-50%-owned affiliates is excluded.

(2) Apache has guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache is contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32% to 34% applies for all periods presented.

(4) Represents the amount of pre-tax earnings that would be required to cover preferred stock dividends.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $14.2 million and $16.6 million, respectively, as a result of low oil and gas prices.

(6) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $236.8 million and $239.7 million, respectively, due to the $243.2 million write-down of the carrying value of United States oil and gas properties.